Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 tel
702.362.0540 fax

August 2, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Originally New York, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003, and reviewed the interim period ended March 31, 2005. Effective July 20, 2005, we resigned as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K dated July 20, 2005, and we agree with such statements.

Very truly yours,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP